Exhibit 99.1

River Valley Bancorp
Announces Increased Earnings for
the Quarter Ended June 30, 2005

For Immediate Release
Tuesday, July 19, 2005

Madison, Indiana - July 19, 2005- River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the second quarter ended June 30, 2005. Net income for the quarter was $629,978, an increase of $85,161 or an increase of 15.6%, over the $544,817 recorded for the quarter ended June 30, 2004. Net income expressed as basic earnings per share was $0.40 as of June 30, 2005, also an increase of $0.06 per share, or a 17.6% increase, from the $0.34 recorded as of the quarter ended June 30, 2004. The increase in net income for the like periods is primarily attributed to increases in net interest income associated with asset growth and improving margins, offset by moderately higher operating expenses.

Return on average assets for the quarter ended June 30, 2005 was 0.83% and the return on average equity was 11.06% for the quarter. For the second quarter of 2004, those corresponding returns were 0.86% and 9.68% respectively.

Net income for the six month period ended June 30, 2005 was $1,145,229, or $0.73 per basic share. For the six month period, this is a decrease of $8,644 from the $1,153,873 reported for the same period ended June 30, 2004. Earnings per basic share for the six months ended June 30, 2004 was $0.72.

Assets totaled $305.9 million as of June 30, 2005, an increase of approximately $47.4 million, from the $258.5 million reported as of June 30, 2004 and a $16.5 million increase from the $289.4 million reported as of December 31, 2004. Net loans, including loans held for sale, were $233.0 million as of June 30, 2005, an increase of $23.5 million from June 30, 2004. Deposits, including funds in sweep accounts recognized as short term borrowings, totaled $194.9 million, an increase of $23.4 million, from $171.5 million as of June 30, 2004.

Stockholders’ equity as of June 30, 2005 was $23.0 million, or 7.51 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $14.55 as of June 30, 2005.

“We had previously stated that 2004 was a transitional year as the Corporation transformed itself into an entity that could prosper in any number of economic environments and not just one defined by half century lows in interest rates.”, stated Matthew P. Forrester, president of River Valley Bancorp. “Unlike many other institutions, our balance sheet is constructed around a predominance of adjustable rate mortgage lending, which affords the prospect of higher yields as rates rise, and lower delinquencies and losses. Those facts, coupled with responsible growth, yielded double digit increases in earnings for the quarter. It also yielded a delinquency ratio at its lowest level in recent history, 0.78% for all loans 30 days or more delinquent.”

As previously announced, River Valley Bancorp raised its quarterly cash dividend by $0.005 to $0.195 per share, or $0.78 per share annually.

The last reported trade of “RIVR” stock on this date was at $20.20.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2005	6-30-2005	6-30-2004

Assets		$305,926	$258,460
Net Loans, [1]		233,029	209,545
ALL		2,314	2,277
Deposits		169,581	171,457
Shareholder Equity		22,988	22,096
Total Interest Income	$4,002	7,787	6,414
Total Non Interest Income	660	1,235	1,318
Interest Expense	1,927	3,720	2,599
Non Interest Expense	1,775	3,390	3,104
Provision Loan Losses	72	144	194
Taxes	258	623	681
Net Income	630	1,145	1,154

ROAA	0.83%	0.75%	0.91%
ROAE	11.06%	10.05%	10.25%
Earnings per Basic Share	$0.40	$0.73	$0.72
Diluted Earnings per Share	0.38	0.70	0.69

1 Including Loans Held for Sale

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949